Exhibit (a)(5)(F)

HUGHES Telematics, Inc.

Extends Previously Announced

Offer to Exchange Common Stock for Warrants

ATLANTA, Ga., July 17, 2009. HUGHES Telematics, Inc. (“HTI” or the “Company”), (OTCBB: HUTC)(OTCBB: HUTCW)(OTCBB: HUTCU) today announced that the Company is extending its previously announced warrant exchange offer until 5:00 p.m., Eastern Time, on July 24, 2009. The offer was previously scheduled to expire at 5:00 p.m., Eastern Time, on July 16, 2009.

HTI is offering the holders of all 15,000,000 outstanding, publicly traded warrants (“Public Warrants”) and 4,500,000 outstanding warrants issued by the Company in a private placement (“Private Warrants”, together with the Public Warrants, the “Warrants”) the opportunity, for a limited time, to exchange 20 Warrants for one share of common stock of the Company. All terms of the Warrants, including the January 10, 2012 expiration date, will remain unchanged.

As of 5:00 p.m., Eastern Time, on July 16, 2009, 1,084,120 Public Warrants and no Private Warrants have been tendered and not withdrawn.

Warrants must be tendered prior to the expiration of the offer, and tenders may be withdrawn at any time prior to the expiration of the offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

A copy of the offering document relating to the offer may be obtained from Morrow & Co., LLC, the Information Agent for the offering. Please contact the Information Agent with any questions regarding the offer. The Information Agent’s telephone number for bankers and brokers is (800) 662-5200 and for holders of Warrants or the Company’s units (consisting of one share of common stock and one Warrant) is (800) 607-0088. The foregoing reference to the offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in HTI or any of its subsidiaries.

Investors and security holders are urged to read the following documents filed with the SEC, as amended from time to time, relating to the offer as they contain important information: (1) the Schedule TO; (2) the Offer Letter; and (3) the documents incorporated by reference into the Schedule TO and the Offer Letter. These and any other documents relating to the offer may be obtained at the SEC’s website at www.sec.gov, or from the Information Agent as noted above.

About HTI

Hughes Telematics is a leader in implementing the next generation of connected services for the automobile. Centered on a core platform of safety and security offerings, the company develops and manages vehicle- and driver-centric solutions to enhance the driving and ownership experience. Headquartered in Atlanta, Ga., Hughes Telematics offers a portfolio of consumer, manufacturer, fleet and dealer services provided through two-way connectivity to the vehicle. Networkfleet, Inc., a wholly owned subsidiary of Hughes Telematics located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management. Additional information about Hughes Telematics can be found at www.hughestelematics.com.

Forward-Looking Statements:

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully execute on the contracts and business plan, and (ii) our ability to raise additional capital and the structure of such capital. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company’s filings with the SEC.

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Contact: Robert Lewis

General Counsel

(770) 391-6400